Exhibit 99.1

THE HOWARD HUGHES CORPORATION REPORTS

FOURTH QUARTER AND FULL YEAR 2015 RESULTS

Full Year Earnings Highlights

•

2015 adjusted net income decreased (10.0%) or $(14.7) million, to $132.7 million, compared to 2014 adjusted net income of $147.4 million. The decrease is primarily due to a large commercial land sale in 2014 (described below), partially offset by income recognized in 2015 from our Waiea and Anaha residential condominium towers under construction at Ward Village, income from our recently completed commercial real estate properties as they continue to stabilize and a gain on sale of a non-core asset. Adjusted net income excludes the following non-cash items: depreciation and amortization, warrant liability gains and losses, and in prior periods, gains and losses relating to a tax indemnity receivable settled in December 2014.

•

Net operating income (“NOI”) from our income-producing Operating Assets increased 58.7%, or $43.5 million, to $117.6 million in 2015 compared to $74.1 million in 2014, excluding the South Street Seaport, which is undergoing redevelopment, and properties sold during the periods. The increase is primarily attributable to a full year of stabilized NOI for the 10-60 Columbia Center and Two Hughes Landing office properties, and increasing NOI from Downtown Summerlin and The Outlet Collection at Riverwalk retail properties as they continue to stabilize, supplemented by smaller increases across several other properties either opened in 2015 or increased in occupancy compared to 2014.

•

Master Planned Community (“MPC”) land sales decreased by (44.8%), or $(157.5) million, to $193.8 million for 2015, compared to $351.3 million in 2014. A significant portion of the decrease is due to a 59-acre commercial land sale in 2014 to the Houston Methodist Hospital System for $70.6 million.  We typically do not sell large tracts of commercial land unless there are compelling strategic reasons to do so; however, this sale brings a major regional healthcare provider to The Woodlands. Excluding this sale, land sales decreased by (31.0%), or $(86.9) million.  Our Houston MPCs are experiencing lower land sale volumes than in prior years due to the impact that the severe decline in oil prices has had on the Houston economy. Excluding the commercial land sale noted above, land sales decreased (44.4%), or $(60.3) million in our Houston MPCs. The remaining $(26.6) million decrease is in our Summerlin MPC, which is due to timing of land development and delivery to homebuilders. The Las Vegas market remains strong.

Fourth Quarter Earnings Highlights

•

Fourth quarter 2015 adjusted net income increased 20.6%, or $7.3 million, to $42.8 million, compared to fourth quarter 2014 adjusted net income of $35.5 million. The increase is primarily due to income recognized from our Waiea and Anaha condominium towers and income from our recently completed commercial properties as they continue to stabilize.

•

NOI for our income-producing Operating Assets increased 52.0%, or $10.3 million, to $30.1 million for the fourth quarter 2015, compared to $19.8 million in the fourth quarter 2014. The fourth quarter increase compared to the prior year is driven primarily by NOI from retail and office properties developed and opened in 2015, and the December 2014 acquisition of 10-60 Columbia Corporate Center office properties for which we had a full quarter benefit in fourth quarter 2015 compared to fourth quarter 2014.

•

MPC land sales decreased (55.5%), or $(53.4) million, to $42.9 million for the fourth quarter 2015 compared to $96.3 million for the fourth quarter 2014. The decrease is due to a $(29.1) million decrease at Summerlin due to timing of land development and closings and a $(24.3) million decrease in land sales at our Houston MPCs, which have been impacted by lower oil prices.

Full Year Property Highlights

(all lease, occupancy or sales percentages are as of February 1, 2016)

We completed the following development projects in 2015:

•	Hughes Landing Retail, a 126,131 square foot, 90.7% leased retail component of Hughes Landing in The Woodlands anchored by Whole Foods Market.
•	Creekside Village Green, a 74,669 square foot mixed-use project located in The Woodlands, which is 80.7% leased.
•	Office properties including 1725 and 1735 Hughes Landing Boulevard, two buildings totaling 649,237 square feet in The Woodlands which are 73.7% leased to ExxonMobil Corporation.
•

Multi-family projects including One Lakes Edge, an eight-story, 390-unit, Class A multi-family project in Hughes Landing, which is 58.5% leased, and The Metropolitan Downtown Columbia, a 380-unit multi-family property in Columbia, MD, which was developed in a joint venture and is 88.4% leased.

•	Hughes Landing Hotel, a 205-key Embassy Suites by Hilton hotel located in our Hughes Landing development in The Woodlands.

We continued development on the following projects in 2015:

•	Ward Village in Honolulu:
o

Waiea, a 174-unit residential condominium tower expected to be completed in fourth quarter 2016.  We have contracted for 90.8% of the units, representing 85.8% of the total residential square feet available for sale.

o

Anaha, a 317-unit residential condominium tower expected to be completed in second quarter 2017. We have contracted for 87.7% of the units, representing 80.0% of the total residential square feet available for sale.

o

We began pre-sales for Ae‘o, a 466-unit condominium tower designed by Bohlin Cywinski Jackson located adjacent to a future Whole Foods Market flagship store scheduled to start construction in early 2016, and the first of two residential Ward Gateway Towers designed by Richard Meier & Partners, which will have 125 luxury units.

•	Seaport District in New York:
o

Renovation of the Historic District west of the FDR Drive, anchored by a luxury eight-screen iPic Theater, is expected to be completed by the end of 2016 and the new Pier 17 building is under construction and expected to be completed in mid-2017.

o

Formed a partnership with renowned chef and restaurateur Jean-Georges Vongerichten to bring two new, unique culinary experiences to the Seaport District. Jean-Georges Vongerichten will introduce a 10,000 square foot seafood restaurant to be located in the Pier 17 building and a food market in the 40,000 square foot to-be-renovated Tin Building adjacent to Pier 17.
o	Pre-leased 7,100 square feet in the historic area to McNally Jackson, a popular New York City-based independent bookstore.
•	The Woodlands:
o	Waterway Square Hotel, a 302-key Westin Hotel that we expect to complete in the first quarter 2016.
o	Three Hughes Landing, a 321,000 square foot Class A office building which is substantially complete and available for lease.

Construction on the following projects began in 2015:

•

One Merriweather, a 199,000 square foot, Class A office building with 12,500 square feet of retail in Columbia, MD, anticipated for completion in the fourth quarter 2016. The building is 49.0% pre-leased to MedStar Health, the largest healthcare provider in the region.

•

The Summit, a 555-acre luxury residential golf course and spa community in Summerlin developed through a joint venture with Discovery Land Company. The venture to date has contracted for $122.1 million of land sales with the first closings expected in 2016.

•

Constellation, a joint venture development in Summerlin will be a 124-unit gated luxury multi-family project which will be completed in phases, with the first units available for rent in the first quarter 2016.

•	Lakeland Village Center, an 83,600 square foot CVS-anchored neighborhood retail/office center that we expect to complete by the second quarter 2016.
•

One Alden Bridge self-storage facility, with 670 self-storage units, located in The Woodlands, which we expect to complete by the fourth quarter 2016. We also began construction of a second 650 unit self-storage facility in The Woodlands during the first quarter 2016. These developments represent our first of this property type.

Other 2015 Property Highlights:

•

Continued to lease up Downtown Summerlin, the 1.4 million square foot mixed-use property in the center of our Summerlin MPC which opened in October 2014. The retail portion is 90.6% leased and the office building is 69.3% leased.

•

Closed on $91.4 million of acquisitions of parcels and development rights, inclusive of a 58,000 square foot commercial building and air rights with total residential and commercial development rights comprising 196,133 square feet, which complete the development opportunity that we refer to as the Seaport District Assemblage. Combined with previously acquired adjacent properties, these acquisitions create a 42,694 square foot lot with 817,784 square feet of available development rights, which is located adjacent to the Seaport District.

•

Sold to its members The Club at Carlton Woods for net cash proceeds of $25.1 million. The property is a 36-hole golf and country club in The Woodlands developed and operated by us as an amenity for selling residential lots in a gated community in The Woodlands. The lots have been substantially sold out and therefore the asset became non-core to the Company.

DALLAS, February 29, 2016 - The Howard Hughes Corporation (NYSE: HHC) (the “Company”) today announced its results for the year and quarter ended December 31, 2015.

For the year ended December 31, 2015, net income attributable to common stockholders was $126.7 million, or $1.60 per diluted common share, compared with a net loss attributable to common stockholders of $(23.5) million, or $(0.60) per diluted common share, for the year ended December 31, 2014. Our 2015 net income includes a $58.3 million non-cash warrant gain offset by $(64.3) million of non-cash, after-tax depreciation and amortization expense. Our 2014 net loss includes a $(60.5) million non-cash warrant loss, $(36.4) million of non-cash, after-tax depreciation and amortization expense,  and a $(74.0) million net non-cash loss relating to the tax indemnity receivable and its settlement. Depreciation and amortization amounts excluded from adjusted net income attributable to common stockholders are net of income taxes using a 35.0% effective tax rate for the years ending December 31, 2015 and 2014, respectively. Non-cash warrant liability gains/(losses) and gains/(losses) related to the tax indemnity receivable in 2014 are not tax deductible, therefore pre-tax and after-tax amounts are the same. Excluding these non-cash gains and losses, adjusted net income attributable to common stockholders was $132.7 million, or $3.10 per diluted common share, and $147.4 million, or $3.43 per diluted common share, for the years ended 2015 and 2014, respectively.

For the three months ended December 31, 2015, net income attributable to common stockholders was $25.9 million, or $0.59 per diluted common share, compared with $31.9 million, or $(1.18) per diluted common share, for the three months ended December 31, 2014. Fourth quarter 2015 net income attributable to common stockholders includes a non-cash $0.9 million warrant gain and $(17.8) million of non-cash, after-tax depreciation and amortization expense. Excluding these non-cash items, adjusted net income attributable to common stockholders was $42.8 million, or $1.00 per diluted common share. For the fourth quarter 2014, adjusted net income attributable to common stockholders was $35.5 million or $0.82 per diluted common share, excluding a $78.6 million non-cash warrant gain, $(68.5) million net non-cash loss on the tax indemnity receivable and its settlement, and $(13.6) million in non-cash, after-tax depreciation and amortization expense.

As we complete and place our developments into service, non-cash depreciation and amortization expense associated with these cash-flowing commercial real estate properties is becoming a more material and growing component of our net income. Adjusted net income is a non-GAAP measure that excludes depreciation and amortization and non-cash warrant liability and tax indemnity receivable gains and losses. The presentation of net income excluding depreciation and amortization is consistent with other companies in the real estate business who also typically report an earnings measure that excludes non-cash depreciation and amortization. The tax indemnity receivable was settled in the fourth quarter 2014 and is not a component of our net income beginning in 2015. For a reconciliation of adjusted net income to net income (loss) attributable to common stockholders, please refer to the Supplemental Information contained in this earnings release.

David R. Weinreb, Chief Executive Officer of The Howard Hughes Corporation, stated, “This year marked our fifth year as a public Company, and our financial results for 2015 reflect the material value being created through our development activities. Earnings from our newly-developed commercial real estate properties are increasing significantly as these assets transition towards stabilization. In particular, Downtown Summerlin and The Outlet Collection at Riverwalk made meaningful contributions to NOI growth this year.  Residential condominium units under contract at Waiea and Anaha also significantly contributed to our net income in 2015, and I am pleased with the progress and momentum we have made in differentiating Ward Village with a scale and product quality that is unmatched in Hawaii. We also advanced development and leasing plans for the 35 acres in Downtown Columbia surrounding the Merriweather Post Pavilion amphitheater, which we call the Merriweather District.  We have planned initially for nearly five million square feet of development out of the estimated 13 million square feet of entitlements in this area, and I look forward to making significant announcements regarding this project in 2016.”

Mr. Weinreb continued, “The Las Vegas market remains strong, and Summerlin continued to deliver very solid revenues and prices per acre.  Throughout 2015, the Houston economic climate has been challenged by low oil prices, and we experienced lower sales volumes than in prior years, yet residential land prices achieved in both Bridgeland and The Woodlands remained high compared to historical levels. Our MPCs are the premier communities in their markets, and my experience is that the best positioned and well-capitalized assets will not only out-perform their competitors during difficult times but will be even stronger versus the competition when the market recovers. This has been our experience with Summerlin in Las Vegas coming out of the housing recession, and I believe the same will occur when Houston inevitably recovers from this downturn.”

For a more complete description of the status of our developments, please refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 37 of our Form 10-K for the year ended December 31, 2015.

Business Segment Operating Results

For comparative purposes, MPC land sales and Operating Assets NOI are presented in our Supplemental Information to this earnings release.  For a reconciliation of Operating Assets NOI to Operating Assets real estate property earnings before taxes (“REP EBT”), Operating Assets REP EBT to GAAP-basis income (loss), segment-basis MPC land sales revenue to GAAP-basis land sales revenue, and Adjusted Net Income, please refer to the Supplemental Information contained in this earnings release. Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is collateralized by a real estate asset and/or is recourse to the subsidiary entity owning such asset. All construction cost estimates presented herein are exclusive of land costs.

Operating Assets Highlights

NOI from our combined retail, office, multi-family and hospitality properties increased $43.5 million, or 58.7%, to $117.6 million for the year ended 2015, compared to NOI of $74.1 million for the year ended 2014. These properties are referred to as our “income-producing Operating Assets.” These amounts include our share of NOI from our non-consolidated equity-method ventures and the annual distribution we receive in the first quarter from our Summerlin Hospital cost-basis investment, which together were $5.0 million and $3.1 million for the years ended December 31, 2015 and 2014, respectively. These amounts exclude NOI from properties that are substantially closed for redevelopment and/or were sold during the periods.

The increase in NOI in 2015 compared to 2014 is primarily attributable to the following:

•	Acquired the 10-60 Columbia Corporate Center office properties in December 2014, which contributed $10.0 million to the 2015 increase;
•	Placed Downtown Summerlin and The Outlet Collection at Riverwalk in service during 2014, which contributed a combined $15.2 million to the increase in 2015;
•	Placed Hughes Landing Retail and Creekside Village Green in service in 2015 which contributed $2.3 million to the increase;
•	Placed One Lakes Edge in service in 2015 which contributed $1.0 million to the increase;
•	Placed Two Hughes Landing and 3831 Technology Forest Drive office buildings in service during 2014 which contributed a combined $6.3 million to the increase;
•	Completed the renovation of The Woodlands Resort & Conference Center in the fourth quarter 2014 which contributed $4.5 million to the increase; and
•	The remaining $4.2 million of the increase is due to smaller changes in NOI at our other operating assets.

In the fourth quarter 2015, we completed construction and placed in service 1725 and 1735 Hughes Landing Boulevard which consists of two office buildings totaling 649,237 square feet in The Woodlands. ExxonMobil began taking occupancy in October 2015 and has leased the 318,170 square foot West Building for 12 years and 159,952 square feet of the 331,067 square foot East Building for eight years.

In fourth quarter 2015, we substantially completed construction and placed in service Hughes Landing Hotel, a  205-key Embassy Suites by Hilton branded hotel located in Hughes Landing, which will be owned and managed by the Company.

In the third quarter 2015, we sold to its members The Club at Carlton Woods, a 36-hole golf and country club in The Woodlands, for net cash proceeds of $25.1 million and the assumption of membership deposit and other liabilities of the Club. The property was developed and operated by the Company as an amenity to help sell residential lots in a gated community in The Woodlands. Most of the lots have been sold, and the sale of this asset will allow us to redeploy capital to our development activities.

South Street Seaport remains substantially closed while redevelopment of Pier 17 and the renovation of the Historic District area continue.

Master Planned Communities Highlights

Land sales in our MPC segment, excluding deferred land sales and other revenue, decreased $(157.5) million, or (44.8)%, to $193.8 million compared to $351.3 million for the year ended December 31, 2014.  Land sales, exclusive of deferred land sales and other revenue, decreased by $(53.4) million, or (55.5%), to $42.9 million for the three months ended December 31, 2015, as compared to $96.3 million for the same period in 2014.

Summerlin land sales decreased by $(26.7) million, or (18.4%), to $118.4 million for the year ended 2015 compared to $145.1 million for the same period in 2014. The Summerlin market is strong, driven by a scarcity of attractive developable residential land, a shortage of resale homes and robust economic conditions. Overall land prices appear to be stabilizing consistent with 2014 levels. The decrease in land sales for 2015 compared with 2014 is due to timing of development and sale of land to homebuilders. We primarily develop superpad sites at Summerlin, which are typically approximately 20 acres in size; therefore, revenues in a given period can be significantly impacted by one or two closings. Average price per acre for superpads increased by $41,000, or 8.6%, to $519,000 for the year ended 2015 compared to 2014. The differences in land pricing between periods at Summerlin reflect changes in the product mix and locations sold during the periods.

Within our Summerlin MPC, land development and pre-sales activities are progressing at The Summit, a joint venture with Discovery Land Company to develop a low-density luxury golf course community.  As of December 31, 2015, the project has contracted for approximately $119 million in land sales, with first lot closings expected to begin in early 2016.  We will receive 100% of the cash distributions on this investment until we receive a 5.0% return on our contributed capital and a return of our $125 million capital contribution. Discovery is entitled to a 5.0% return on its capital contribution plus cash distributions from the joint venture until it has received two times its capital contribution. Any further cash distributions are shared 50/50.

Bridgeland land sales decreased by $(6.8) million, or (17.8%), to $31.5 million for year ended 2015 compared to $38.3 million for the same period in 2014. The decrease is primarily due to homebuilders currently developing homes for sale on lots purchased during the second half of 2014. Average price per acre for detached residential product decreased by (15.7%) to $382,000 for 2015 compared to 2014. Lower home sales velocity caused by low oil prices is also causing homebuilders to be more cautious in managing their land inventory levels.

Land sales in The Woodlands decreased by $(124.1) million to $43.8 million for the year ended 2015 compared to the same period in 2014. The decrease was primarily caused by $80.9 million of lower commercial land sales and increased homebuilder caution due to slowing home sales velocity caused by low oil prices.  We typically do not sell large tracts of commercial land unless there are compelling strategic reasons to do so, and in 2014 we sold a 59-acre tract of land to the Houston Methodist Hospital System, bringing a major healthcare provider to The Woodlands.  Residential land sales decreased by $(45.4) million, or (58.3%), to $32.4 million for the year ended 2015 compared to 2014. Average price per acre for detached residential product decreased by (14.1%) to $633,000 for 2015 compared to 2014, but increased by 2.9% compared to the $615,000 per acre we received in 2013.

An uncertain economic climate in the greater Houston area due to the decline in oil prices contributed to a slowed sales velocity in 2015 compared to 2014 in our Houston MPCs.

Strategic Developments Highlights

Pre-sales for Waiea and Anaha, two residential condominium towers within Ward Village, began in the first quarter 2014, and construction on both towers began later in the year. During 2015, we launched pre-sales of Ae‘o and the first of two Gateway condominium towers. Sales contracts require a minimum deposit from the buyer equal to 20% of the contracted price and are subject to a 30-day rescission period, after which time the deposit becomes non-refundable. Substantially all of the contracted units are past their rescission periods.

Waiea will have 174 total units, of which 90.8% have been contracted as of February 1, 2016. These contracted sales represent 85.8% of the total residential square feet available for sale. Total development costs are expected to be approximately $403 million (excluding land value) and as of December 31, 2015, we have incurred $198.7 million of development costs. We expect to complete the project by the end of 2016.

Anaha will have 317 total units, of which 87.7% have been contracted as of February 1, 2016. These contracted sales represent 80.0% of the total residential square feet available for sale. Total development costs are expected to be approximately $401 million (excluding land value) and as of December 31, 2015, we have incurred $106.4 million of development costs. We expect to complete the project by mid-2017.

Construction of the 389,000 square foot Ae‘o tower and the 54,000 square foot Whole Foods Market, located on the same block, is expected to begin in early 2016 with completion scheduled in 2018. Pre-sales began in July 2015, and as of February 1, 2016, 44.4% of the 466 total units were under contract, representing 37.2% of the total residential square feet available for sale. This tower was designed with unit sizes averaging approximately 836 square feet, smaller than the average 1,687 square foot unit size for Waiea and Anaha. We have incurred $18.8 million of pre-development costs as of December 31, 2015.

Pre-sales began in July 2015 on the first tower of the iconic Gateway Towers designed by Richard Meier & Partners. These towers will frame the main entrance of the community and planned village green and are an important element in communicating to the market our vision for a fully-developed Ward Village. With this product, we are bringing a level of product quality and overall experience never before seen in the market that sets a new peak for Ward Village. As a result, we are expecting a more measured and longer time period for absorption than at our other Ward Village developments. We have incurred $14.3 million of pre-development costs for the first tower as of December 31, 2015 and are finalizing the project budget.

In the third quarter 2015, we began construction on the Alden Bridge Self-Storage Facility, a 670 unit self-storage facility located in The Woodlands, which we expect to complete by the fourth quarter 2016. The project is financed by a $6.7 million non-recourse construction loan for this facility, bearing interest at one-month LIBOR plus 2.60% with an initial maturity date of October 2019, with two one-year extension options.

In the first quarter 2016, our Parcel C joint venture closed on an $88.0 million loan and began construction. Parcel C is a 437-unit, Class A multi-family development, which will also have 29,000 square feet of ground floor retail space, located in Columbia, MD, that we expect to complete in 2017.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 16 states from New York to Hawai'i. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC with major offices in New York, Columbia, MD, Dallas, Houston, Las Vegas and Honolulu. For additional information about HHC, visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,”  “project,” “realize,” “should,” “transform,” “would,”” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports.  These factors include the continued effects of low oil prices on the Houston market. The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release. The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release, except as required by law.

For more information, contact:

The Howard Hughes Corporation

Caryn Kboudi, 214-741-7744

caryn.kboudi@howardhughes.com

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2015	2014	2015	2014
Revenues:
Condominium rights and unit sales	$104,922	$72,049	$305,284	$83,565
Master Planned Community land sales	48,462	64,913	187,399	325,099
Minimum rents	40,808	30,305	150,805	97,234
Builder price participation	6,561	7,657	26,846	20,908
Tenant recoveries	8,468	7,844	39,542	28,353
Hospitality revenues	10,118	10,723	45,374	37,921
Other land revenues	3,748	7,181	14,803	16,503
Other rental and property revenues	6,306	6,381	27,035	24,982
Total revenues	229,393	207,053	797,088	634,565

Expenses:
Condominium rights and unit cost of sales	64,859	44,207	191,606	49,995
Master Planned Community cost of sales	20,259	26,132	88,065	119,672
Master Planned Community operations	12,612	10,149	44,907	41,794
Other property operating costs	18,292	21,431	72,751	67,034
Rental property real estate taxes	4,462	4,867	24,138	17,407
Rental property maintenance costs	1,974	2,733	10,712	9,135
Hospitality expenses	8,101	8,996	34,839	31,829
Provision for doubtful accounts	948	1,111	4,030	1,404
Demolition costs	660	23	3,297	6,734
Development-related marketing costs	5,990	6,874	25,466	22,783
General and administrative	24,250	24,431	81,345	73,569
Other income, net	(625)	(2,003)	(1,829)	(29,471)
Depreciation and amortization	27,420	20,958	98,997	55,958
Total expenses	189,202	169,909	678,324	467,843

Operating income	40,191	37,144	118,764	166,722

Interest income	70	2,880	586	22,531
Interest expense	(16,601)	(10,270)	(59,744)	(38,624)
Warrant liability gain (loss)	870	78,600	58,320	(60,520)
Gain on sale of The Club at Carlton Woods	—	—	29,073	—
Increase (reduction) in tax indemnity receivable	—	5,563	—	90
Loss on settlement of tax indemnity receivable	—	(74,095)	—	(74,095)
Equity in earnings from Real Estate and Other Affiliates	557	5,172	3,721	23,336
Income (loss) before taxes	25,087	44,994	150,720	39,440
Provision (benefit) for income taxes	(794)	13,065	24,001	62,960
Net income (loss)	25,881	31,929	126,719	(23,520)
Net income attributable to noncontrolling interests	—	1	—	(11)
Net income (loss) attributable to common stockholders	25,881	$31,930	$126,719	$(23,531)

Basic income (loss) per share:	0.65	$0.81	$3.21	$(0.60)

Diluted income (loss) per share:	0.59	$(1.18)	$1.60	$(0.60)

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

	December 31,
(In thousands, except share amounts)	2015	2014

Assets:
Investment in real estate:
Master Planned Community assets	$1,642,842	$1,641,063
Land	322,462	317,211
Buildings and equipment	1,772,401	1,243,979
Less: accumulated depreciation	(232,969)	(157,182)
Developments	1,036,927	914,303
Net property and equipment	4,541,663	3,959,374
Investment in Real Estate and Other Affiliates	57,811	53,686
Net investment in real estate	4,599,474	4,013,060
Cash and cash equivalents	445,301	560,451
Accounts receivable, net	32,203	28,190
Municipal Utility District receivables, net	139,946	104,394
Notes receivable, net	1,664	28,630
Deferred expenses, net	61,804	60,407
Prepaid expenses and other assets, net	441,190	310,136
Total assets	$5,721,582	$5,105,268

Liabilities:
Mortgages, notes and loans payable	$2,443,962	$1,978,807
Deferred tax liabilities	89,221	62,205
Warrant liabilities	307,760	366,080
Uncertain tax position liability	1,396	4,653
Accounts payable and accrued expenses	515,354	466,017
Total liabilities	3,357,693	2,877,762

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 39,714,838 shares issued and outstanding as of December 31, 2015 and 39,638,094 shares issued and outstanding as of December 31, 2014	398	396
Additional paid-in capital	2,847,823	2,838,013
Accumulated deficit	(480,215)	(606,934)
Accumulated other comprehensive loss	(7,889)	(7,712)
Total stockholders' equity	2,360,117	2,223,763
Noncontrolling interests	3,772	3,743
Total equity	2,363,889	2,227,506
Total liabilities and equity	$5,721,582	$5,105,268

Supplemental Information

December 31, 2015

As our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is real estate property earnings before taxes (“REP EBT”). REP EBT, as it relates to our business, is defined as net income (loss) excluding general and administrative expenses, corporate interest income and corporate interest and depreciation expense, provision for income taxes, warrant liability gain (loss), other income, gains on sales relating to operating properties and, prior to 2015, the changes in tax indemnity receivable. We present REP EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, REP EBT should not be considered as an alternative to GAAP net income (loss).

Reconciliation of REP EBT to GAAP	Year Ended December 31,
income (loss) before taxes	2015	2014	2013
(In thousands)
REP EBT	$202,300	$255,838	$154,437
General and administrative	(81,345)	(73,569)	(48,466)
Corporate interest income/(expense), net	(52,995)	(30,819)	(10,575)
Warrant liability gain (loss)	58,320	(60,520)	(181,987)
Gain on sale of The Club at Carlton Woods	29,073	—	—
Increase (reduction) in tax indemnity receivable	—	90	(1,206)
Loss on settlement of tax indemnity receivable	—	(74,095)	—
Corporate other income, net	1,409	27,098	25,869
Corporate depreciation and amortization	(6,042)	(4,583)	(2,197)
Income (loss) before taxes	$150,720	$39,440	$(64,125)

Reconciliation of Adjusted Net Income to Net Income	Three Months Ended December 31,		Year Ended December 31,
attributable to common stockholders	2015	2014	2015	2014
(In thousands)
Adjusted Net Income (loss)	$42,834	$35,485	$132,747	$147,367
Depreciation and amortization (net of tax)	(17,823)	(13,623)	(64,348)	(36,373)
Warrant liability gain (loss)	870	78,600	58,320	(60,520)
Loss on settlement of tax indemnity receivable	—	(74,095)	—	(74,095)
Increase in tax indemnity receivable	—	5,563	—	90
Net income attributable to common stockholders	$25,881	$31,930	$126,719	$(23,531)

MPC Land Sales Summary

Three Months Ended December 31,

	Land Sales		Acres Sold		Number of Lots/Units		Price per Acre			Price per Lot
	Three Months Ended December 31,
($ In thousands)	2015	2014	2015	2014	2015	2014	2015		2014	2015	2014
Bridgeland
Residential
Single family - detached	$ 2,510	$ 22,755	7.2	49.6	36	229	$ 349		$ 459	$ 70	$ 99
Commercial
Apartments	-	-	-	-	-	-	-		-	-	-
Not for profit	189	-	2.2	-	-	-	86		-	-	-
Total	2,699	22,755	9.4	49.6	36	229	287	-	459	70	99
Changes in dollars, acres, and lots	(20,056)	-	(40.2)	-	(193)	-	(172)		-	(29)	-
% Change	(88.1%)	-	(81.0%)	-	(84.3%)	-	(37.5%)		-	(29.3%)	-

Maryland Communities
No Land Sales

Summerlin
Residential
Superpad Sites	28,435	55,370	60.5	125.8	162	578	470		440	176	96
Single family - detached	-	3,264	-	4.9	-	17	-		666	-	192
Custom lots	740	370	0.5	0.3	1	1	1,480		1,233	740	370
Other	800	-	16.7	-	-	-	48		-	-	-
Total	29,975	59,004	77.7	131.0	163	596	386		450	179	99
Changes in dollars, acres, and lots	(29,029)	-	(53.3)	-	(433)	-	(64)		-	80	-
% Change	(49.2%)	-	(40.7%)	-	(72.7%)	-	(14.2%)		-	80.8%	-

The Woodlands
Residential
Single family - detached	7,693	11,722	11.7	14.7	48	58	658		797	160	202
Single family - attached		641	-	1.1	-	14	-		583	-	46
Commercial			-	-
Medical	1,585	-	1.7	-	-	-	932		-	-	-
Other	926	2,131	1.5	3.3	-	-	617		646	-	-
Total	10,204	14,494	14.9	19.1	48	72	685		759	160	172

Changes in dollars, acres, and lots	(4,290)	-	(4.2)	-	(24)	-	(74)		-	(12)	-
% Change	(29.6%)	-	(22.0%)	-	(33.3%)	-	(9.7%)		-	(7.0%)	-
Total acreage sales revenue	42,878	96,253	102.0	199.7	247	897

Deferred revenue	(11,077)	(33,002)
Special Improvement District revenue*	16,661	1,662
Total segment land sale revenues - GAAP Basis	$ 48,462	$ 64,913

* Applicable exclusively to Summerlin.

NM – Not Meaningful

MPC Land Sales Summary

Year Ended December 31,

MPC Sales Summary

	Land Sales			Acres Sold			Number of Lots/Units			Price per acre			Price per lot
	Year Ending December 31,
($ In thousands)	2015	2014	2013	2015	2014	2013	2015	2014	2013	2015	2014	2013	2015	2014	2013
Bridgeland
Residential
Single family - detached	$10,856	$38,330	$10,974	28.4	84.6	33.2	130	401	143	$382	$453	$331	$84	$96	$77
Commercial
Apartments	-	-	2,636	-	-	16.6	-	-	-	-	-	159	-	-	-
Not for profit	20,664	-	-	162.4	-	-	-	-	-	127	-	-	-	-	-
Total	31,520	38,330	13,610	190.8	84.6	49.8	130	401	143	165	453	273	84	96	77
$ Change	(6,810)	24,720		106.2	34.8		(271)	258		(288)	180		(12)	19
% Change	(17.8%)	181.6%		125.5%	69.9%		(67.6%)	180.4%		(63.5%)	65.9%		(13.0%)	24.7%

Maryland Communities
Residential
Townhomes	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Commercial
Office and other	-	-	13,000	-	-	56.2	-	-	-	-	-	231	-	-	-
Apartments	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total	-	-	13,000	-	-	56.2	-	-	-	-	-	231	-	-	-
$ Change	NM	(13,000)		NM	(56.2)		NM	NM		NM	(231)		NM
% Change	NM	NM		NM	NM		NM	NM		NM	NM		NM

Summerlin
Residential
Superpad sites	92,219	115,447	83,191	177.7	241.7	257.3	555	1,148	1,164	519	478	323	166	101	71
Single family - detached	13,650	14,434	18,038	14.9	17.9	23.4	75	77	157	916	806	771	182	187	115
Custom lots	8,640	12,276	4,813	5.8	9.5	5.3	14	20	12	1,490	1,292	908	617	614	401
Commercial
Office and other	-	-	4,526	-	-	7.3	-	-	-	-	-	620	-	-	-
Retail	-	650	-	-	0.7	-	-	-	-	-	929	-	-	-	-
Not-for-profit	3,136	2,250	1,334	3.6	10.0	5.9	-	-	-	871	225	226	-	-	-
Other	800	-	575	16.7	-	17.2	-	-	-	48	-	33	-	-	-
Total	118,445	145,057	112,477	218.7	279.8	316.4	644	1,245	1,333	542	518	355	178	114	80
$ Change	(26,612)	32,580		(61.1)	(36.6)		(601)	(88)		24	163		64	34
% Change	(18.3%)	29.0%		(21.8%)	(11.6%)		(48.3%)	(6.6%)		4.6%	45.9%		56.1%	42.5%

The Woodlands
Residential
Single family - detached	27,161	73,669	100,142	42.9	99.9	162.8	160	393	589	633	737	615	170	187	170
Single family - attached	5,280	4,202	3,897	5.8	6.0	7.1	65	73	80	910	700	549	81	58	49
Commercial
Not for profit	733	-	-	5.0	-	-	-	-	-	147	-	-	-	-	-
Medical	8,422	70,550	-	5.0	58.9	-	-	-	-	1,684	1,198	-	-	-	-
Office and other	-	2,131	1,500	-	3.3	2.1	-	-	-	-	646	714	-	-	-
Retail	-	17,401	1,261	-	30.3	1.6	-	-	-	-	574	788	-	-	-
Other	2,247	-	135	2.4	-	0.7	-	-	-	936	-	193	-	-	-
Total	43,843	167,953	106,935	61.1	198.4	174.3	225	466	669	718	847	614	144	167	156
$ Change	(124,110)	61,018		(137.3)	24.1		(241)	(203)		(129)	233		(23)	11
% Change	(73.9%)	57.1%		(69.2%)	13.8%		(51.7%)	(30.3%)		(15.3%)	37.9%		(13.7%)	7.1%

Total acreage sales revenue	193,808	351,340	246,022	470.6	562.8	596.7	999	2,112	2,145

Deferred revenue	(27,179)	(37,173)	(12,451)
Special Improvement District revenue *	20,770	10,932	17,646
Total segment land sales revenue - GAAP basis	$187,399	$325,099	$251,217

* Applicable exclusively to Summerlin.

NM – Not Meaningful

Operating Assets Net Operating Income

The Company believes that NOI is a useful supplemental measure of the performance of our Operating Assets because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in occupancy rates, rental rates, and operating costs. We define NOI as revenues (rental income, tenant recoveries and other income) less expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI also excludes straight line rents and tenant incentives amortization, net interest expense, ground rent amortization, demolition costs, amortization, depreciation, development-related marketing costs and equity in earnings from Real Estate and Other Affiliates.

We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results, gross margins and investment returns.

Although we believe that NOI provides useful information to the investors about the performance of our Operating Assets due to the exclusions noted above, NOI should only be used as an alternative measure of the financial performance of such assets and not as an alternative to GAAP net income (loss).

Operating Assets NOI and REP EBT

	Three Months Ended December 31,			Year Ended December 31,
(In thousands)	2015	2014	Changes	2015	2014	Changes

Retail
Columbia Regional (a)	$342	$166	$176	$1,342	$268	$1,074
Cottonwood Square	183	148	35	677	647	30
Creekside Village Green (b)	285	—	285	824	—	824
Downtown Summerlin (b)	3,417	1,051	2,366	10,117	810	9,307
Hughes Landing Retail (b)	682	—	682	1,468	—	1,468
1701 Lake Robbins (c)	103	95	8	399	185	214
Landmark Mall (d)	(45)	(12)	(33)	(347)	953	(1,300)
Outlet Collection at Riverwalk (e)	1,606	934	672	6,450	528	5,922
Park West (f)	427	508	(81)	1,812	2,058	(246)
Ward Village (g)	6,181	6,221	(40)	25,566	24,255	1,311
20/25 Waterway Avenue	499	286	213	1,883	1,505	378
Waterway Garage Retail	150	292	(142)	690	809	(119)
Total Retail	13,830	9,689	4,141	50,881	32,018	18,863
Office
10-70 Columbia Corporate Center (h)	2,927	1,191	1,736	12,375	2,351	10,024
Columbia Office Properties	107	4	103	450	496	(46)
One Hughes Landing (i)	1,151	1,046	105	5,262	4,443	819
Two Hughes Landing (j)	1,110	(129)	1,239	4,489	157	4,332
1725 Hughes Landing Boulevard (b)	(208)	—	(208)	(208)	—	(208)
1735 Hughes Landing Boulevard (b)	(34)	—	(34)	(34)	—	(34)
2201 Lake Woodlands Drive (k)	(26)	(2)	(24)	(144)	141	(285)
9303 New Trails	438	357	81	1,898	1,860	38
110 N. Wacker	1,523	1,603	(80)	6,100	6,077	23
One Summerlin (b)	111	—	111	(206)	—	(206)
3831 Technology Forest Drive (l)	541	(1)	542	1,956	(1)	1,957
3 Waterway Square	1,618	1,416	202	6,288	6,181	107
4 Waterway Square	1,304	1,429	(125)	5,766	5,756	10
1400 Woodloch Forest	373	385	(12)	1,621	1,191	430
Total Office	10,935	7,299	3,636	45,613	28,652	16,961

Hughes Landing Hotel (b)	(25)	—	(25)	(25)	—	(25)
85 South Street (m)	135	(188)	323	494	(188)	682
Millennium Waterway Apartments (n)	1,018	1,038	(20)	4,169	4,386	(217)
One Lakes Edge (b)	835	—	835	982	—	982
The Woodlands Resort & Conference Center (o)	2,042	1,727	315	10,560	6,092	4,468
Total Retail, Office, Multi-family, Hospitality	28,771	19,565	9,206	112,674	70,960	41,714

The Woodlands Ground leases (p)	335	117	218	1,190	458	732
The Woodlands Parking Garages	(53)	(154)	101	(508)	(598)	90
Other Properties	1,030	624	406	3,857	2,116	1,741
Total Other	1,312	587	725	4,539	1,976	2,563
Operating Assets NOI - Consolidated and Owned	30,083	20,152	9,931	117,213	72,936	44,277

Redevelopments
South Street Seaport (b)	(2,268)	(1,415)	(853)	(2,692)	(593)	(2,099)
Total Operating Asset Redevelopments	(2,268)	(1,415)	`(853)	(2,692)	(593)	(2,099)

Dispositions
The Club at Carlton Woods (b)	—	(1,131)	1,131	(942)	(4,410)	3,468
Rio West Mall	—	—	—	—	77	(77)
Total Operating Asset Dispositions	—	(1,131)	1,131	(942)	(4,333)	3,391
Total Operating Assets NOI - Consolidated	27,815	17,606	10,209	113,579	68,010	45,569

Straight-line lease amortization (q)	4,759	2,695	2,064	7,391	1,064	6,327
Demolition costs	(264)	(23)	(241)	(2,675)	(6,712)	4,037
Development-related marketing costs	(2,366)	(4,391)	2,025	(9,747)	(9,770)	23
Depreciation and amortization	(24,490)	(19,470)	(5,020)	(89,075)	(49,272)	(39,803)
Write-off of lease intangibles and other	(78)	(2,216)	2,138	(671)	(2,216)	1,545
Other income, net	524	—	524	524	—	524
Equity in earnings from Real Estate and Other Affiliates	550	(750)	1,300	1,883	2,025	(142)
Interest, net	(9,019)	(6,182)	(2,837)	(31,111)	(16,930)	(14,181)
Total Operating Assets REP EBT (r)	$(2,570)	$(12,731)	$10,161	$(9,902)	$(13,801)	$3,899

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	Change	2015	2014	Change

Operating Assets NOI - Equity and Cost Method Investments
Millennium Woodlands Phase II	$911	$35	$876	$1,414	$(84)	$1,498
Stewart Title Company	678	829	(151)	2,007	2,659	(652)
Summerlin Baseball Club	(475)	(568)	93	305	(153)	458
The Metropolitan Downtown Columbia (b)	911	—	911	1,194	—	1,194
Woodlands Sarofim # 1	302	422	(120)	1,496	1,516	(20)
Total NOI - equity investees	2,327	718	1,609	6,416	3,938	2,478

Adjustments to NOI (s)	(809)	(993)	184	(3,069)	(1,112)	(1,957)
Equity Method Investments REP EBT	1,518	(275)	1,793	3,347	2,826	521
Less: Joint Venture Partner's Share of REP EBT	(968)	(475)	(493)	(3,211)	(2,450)	(761)
Equity in earnings from Real Estate and Other Affiliates	550	(750)	1,300	136	376	(240)

Distributions from Summerlin Hospital Investment (t)	—	—	—	1,747	1,649	98
Segment equity in earnings from Real Estate and Other Affiliates	550	(750)	1,300	1,883	2,025	(142)

Company's Share of Equity Method Investments NOI
Millennium Woodlands Phase II	741	29	712	1,151	(68)	1,219
Stewart Title Company	339	415	(77)	1,004	1,330	(326)
Summerlin Baseball Club	(238)	(285)	48	153	(77)	230
The Metropolitan Downtown Columbia (b)	455	—	455	597	—	597
Woodlands Sarofim # 1	61	84	(23)	299	303	(4)
Total NOI - equity investees	$1,358	$243	$1,115	$3,204	$1,488	$1,716

		Economic	Year Ended December 31, 2015
(In thousands)		Ownership	Debt		Cash

Millennium Woodlands Phase II		81.43%	$37,700		$2,017
Stewart Title Company		50.00%	—		365
Summerlin Baseball Club		50.00%	—		1,110
The Metropolitan Downtown Columbia (b)		50.00%	63,069		3,050
Woodlands Sarofim # 1		20.00%	5,922		667

(a)	Stabilized annual NOI of $2.2 million is expected by the end of 2017.
(b)	Please refer to discussion in our Form 10-K for a further description on the property.
(c)	Property was acquired in July 2014.
(d)

The negative NOI in 2015 is due to a decline in occupancy as the property loses tenants in anticipation of its redevelopment. The higher 2014 NOI is due to a one-time favorable property tax settlement with the City of Alexandria of $0.7 million that occurred in the first quarter 2014.

(e)	Property was re-opened May 2014 after an extensive redevelopment. Stabilized annual NOI of $7.5 million is expected by early 2017 based on leases in place as of December 31, 2015.
(f)	NOI decreased for the year ended December 31, 2015, due to the loss of a 18,339 square foot tenant. The space was subsequently released with no additional tenant improvements required.
(g)	NOI increase is primarily due to higher rental rates and increased occupancy.
(h)	In December 2014, we acquired 10–60 Columbia Corporate Center comprised of six adjacent office buildings totaling 716,998 square feet. We acquired 70 Columbia Corporate Center in 2012.
(i)	NOI increase for the years ended December 31, 2015 and 2014 relate to continued increase in occupancy and stabilization of the property.
(j)	Building was placed in service at the end of 2014. NOI increased for the year ended December 31, 2015 due primarily to increased occupancy and a $2.0 million lease termination fee.
(k)	The decrease in NOI is directly related to the decrease in occupancy from 100% occupied in August 2014 to unoccupied as of December 31, 2015. The building is used as temporary space.
(l)	Building was placed in service in 2014 and is 100% leased to a single tenant.
(m)	Building was acquired in October 2014 and is 100% occupied.
(n)	The decrease in NOI is due to the decrease in occupancy from 91.0% at December 31, 2014 to 84.5% at December 31, 2015.
(o)

The Property underwent an extensive renovation project in 2014 which resulted in lower NOI. The renovation project was completed in late 2014 and the 2015 NOI has increased due to the higher revenue per available room (“RevPAR”) resulting from the new and upgraded rooms.

(p)	The increase in NOI is from new ground leases executed in 2015.
(q)

The net change in straight-line lease amortization for the year ended December 31, 2015 compared to the same periods in 2014 is primarily due to new leases at Downtown Summerlin and 10-60 Columbia Corporate Center purchased in December 2014.

(r)	For a detailed breakdown of our Operating Asset segment REP EBT, please refer to Note 17 - Segments in the Condensed Consolidated Financial Statements.
(s)

Adjustments to NOI include straight-line rent and market lease amortization, demolition costs, depreciation and amortization and non-real estate taxes. The increases are primarily due to placing Millennium Woodlands Phase II in service during the third quarter 2014 and placing The Metropolitan Downtown Columbia in service in 2015.

(t)	Distributions from the Summerlin Hospital are typically made one time per year in the first quarter.

Commercial Properties NOI

($ in millions)	Square Feet/Number of Units		% Leased (a)	Three Months Ended December 31, 2015	Projected Annual Stabilized NOI	(b)	Debt Balance as of December 31, 2015	(c)

Commercial Properties - Stabilized

Retail
Cottonwood Square	77,079		95.7%	$0.2	$0.7		$—
1701 Lake Robbins	12,376		100.0%	0.1	0.4		4.6
Landmark Mall (d)	440,325		34.9%	(0.1)	(0.3)		—
Park West (d)	249,177		76.8%	0.4	1.8		—
Ward Village	1,273,645		87.2%	6.2	25.6		238.7
20/25 Waterway Avenue	50,062		100.0%	0.5	1.6		14.1
Waterway Garage Retail	21,513		85.4%	0.2	0.8		—
Total Retail - Stabilized	2,124,177		75.8%	$7.5	$30.6		$257.4

Office
10-70 Columbia Corporate Center	870,739		90.1%	$2.9	$12.4		$100.0
Columbia Office Properties (d)	220,471		41.0%	0.1	0.5		—
One Hughes Landing	197,719		100.0%	1.2	5.3		52.0
9303 New Trails	97,553		93.7%	0.4	1.8		12.7
110 N. Wacker	226,000		100.0%	1.5	6.1		26.5
3831 Technology Forest Drive	95,078		100.0%	0.5	1.9		22.8
3 Waterway Square	232,021		100.0%	1.6	6.3		52.0
4 Waterway Square	218,551		100.0%	1.3	5.5		37.3
1400 Woodloch Forest	95,667		100.0%	0.4	1.2		—
Total Office - Stabilized	2,253,799		90.1%	$9.9	$41.0		$303.3

Multi-family, Hospitality & Other
85 South Street	21		100.0%	$0.1	$0.6		$—
Millennium Waterway Apartments	393		84.5%	1.0	4.5		55.6
Other Assets (e)	N/A		N/A	1.7	4.5		—
Total Multi-family, Hospitality & Other - Stabilized	414		85.3%	$2.8	$9.6		$55.6

Total Commercial Properties - Stabilized				$20.2	$81.2		$616.3

Commercial Properties - Recently Developed And Not Yet Stabilized

Retail
Columbia Regional	88,556		77.4%	$0.3	$2.2		$22.2
Creekside Village Green	74,669		80.7%	0.3	1.9		—
Downtown Summerlin	760,608		90.6%	3.4	32.0		289.8
Hughes Landing Retail	126,131		90.7%	0.7	3.5		28.7
Outlet Collection at Riverwalk	245,603		100.0%	1.6	7.5		56.1
Total Retail - Not Stabilized	1,295,567		90.9%	$6.3	$47.1		$396.8

Office
Two Hughes Landing	197,714		94.2%	$1.1	$5.1		$48.0
One Summerlin	206,279		69.3%	0.1	—	(f)	—
1725 and 1735 Hughes Landing Boulevard	649,237	(g)	73.7%	(0.2)	14.0		89.7
Total Office - Not Stabilized	1,053,230		76.7%	$1.0	$19.1		$137.7

Multi-family, Hospitality & Other
Hughes Landing Hotel (Embassy Suites)	205		N/A	$—	$4.5		$20.1
Millennium Woodlands Phase II	314		85.0%	0.7	3.8		30.7
One Lak's Edge	390		58.5%	0.8	7.5		67.5
The Metropolitan Downtown Columbia Project	380		88.4%	0.5	3.5		31.5
The Woodlands Resort & Conference Center	406		N/A	2.0	16.5		85.0
Total Multi-family, Hospitality & Other - Not Stabilized	1,695		64.5%	$4.0	$35.8		$234.8

Total Commercial Properties - Not Stabilized				$11.3	$102.0		$769.3

($ in millions)	Square Feet/Number of Units	% Leased (a)	Three Months Ended December 31, 2015	Projected Annual Stabilized NOI		(b)	Debt Balance as of December 31, 2015	(c)
Under Construction or Renovation

Retail
South Street Seaport	362,000	N/A	$(2.3)	$	N/A	(h)	$—
Lakeland Village Center	83,600	32.9%	—		1.7		—
Total Retail - Not Stabilized	445,600	32.9%	$(2.3)		$1.7		$—

Office
Three Hughes Landing	321,000	0.0%	—		7.6		23.3
Total Office - Not Stabilized	321,000	0.0%	$—		$7.6		$23.3

Multi-family, Hospitality & Other
Waterway Square Hotel (Westin)	302	N/A	$—		$10.5		$33.4
Total Multi-family, Hospitality & Other - Under Construction	302	N/A	$—		$10.5		$33.4

Total Commercial Properties - Under Construction			$(2.3)		$19.8		$56.7

Total Commercial Properties

Retail
Stabilized	2,124,177	75.8%	$7.5		$30.6		$257.4
Not Stabilized	1,295,567	90.9%	6.3		47.1		396.8
Under Construction	445,600	32.9%	(2.3)		1.7		—
Total Retail	3,865,344	75.9%	$11.5		$79.4		$654.2

Office
Stabilized	2,253,799	90.1%	$9.9		$41.0		$303.3
Not Stabilized	1,053,230	76.7%	1.0		19.1		137.7
Under Construction	321,000	-%	—		7.6		23.3
Total Office	3,628,029	78.3%	$10.9		$67.7		$464.3

Multi-family, Hospitality & Other
Stabilized	414	85.3%	$2.8		$9.6		$55.6
Not Stabilized	1,695	64.5%	4.0		35.8		234.8
Under Construction	302	N/A	—		10.5		33.4
Total Multi-family,Hospitality & Other	2,411	68.6%	$6.8		$55.9		$323.8

Total Commercial Properties			$29.2		$203.0		$1,442.3

(a)

Percentage leased is as of December 31, 2015 unless a more recent leasing statistic is disclosed in the December 31, 2015 10-K filing or in this release.  Statistic indicates percentage pre-leased for projects under development.

(b)

For stabilized properties, Projected Annual Stabilized NOI represents the last twelve months of actual NOI generated by the property. For properties not stabilized or under construction, Projected Annual Stabilized NOI is shown based upon the most recent estimates disclosed in our periodic filings and/or earnings releases. We do not necessarily update these projections on a regular basis and such projections may vary based upon many factors, more fully described under “Forward Looking Statements” and “Risk Factors” in our filings with the Securities and Exchange Commission.  There can be no assurance as to when or if these properties will achieve Projected Annual Stabilized NOI.

(c)

Represents the outstanding balance of the mortgage debt directly attributable to the asset.  The total debt balance excludes corporate and other debt not directly attributable to, or secured by, the properties.

(d)	Property is a redevelopment opportunity but is being operated to maximize cash flow “as is” until such time as we begin active redevelopment.
(e)	Amount includes our share of our Equity Method Investments NOI. The Metropolitan Downtown Columbia Project and Millennium Woodlands Phase II are disclosed separately within this schedule.
(f)	One Summerlin projected annual stabilized NOI is included as part of Downtown Summerlin projected annual stabilized NOI.
(g)	ExxonMobil has pre-leased the entire West Building and 160,000 square feet of the East Building. We are seeking tenants for the remaining 171,802 square feet of the East Building.
(h)	Amount not disclosed.